GOLDMAN SACHS TRUST (the “Trust”)

GOLDMAN SACHS INTERNATIONAL EQUITY FUNDS

Class B and C Shares of
Goldman Sachs CORESM International Equity Fund
Goldman Sachs International Equity Fund
Goldman Sachs European Equity Fund
Goldman Sachs Japanese Equity Fund
Goldman Sachs International Growth Opportunities Fund
Goldman Sachs Emerging Markets Equity Fund
Goldman Sachs Asia Growth Fund

Supplement dated October 1, 2004 to the

Prospectuses dated December 23, 2003

GOLDMAN SACHS FIXED INCOME FUNDS

Class B and C Shares of
Goldman Sachs Municipal Income Fund
Goldman Sachs High Yield Fund
Goldman Sachs Global Income Fund

Supplement dated October 1, 2004 to the

Prospectuses dated February 27, 2004

Redemption Fee. Effective on or about November 15, 2004, the Goldman Sachs CORESM International Equity Fund, Goldman Sachs International Equity Fund, Goldman Sachs European Equity Fund, Goldman Sachs Japanese Equity Fund, Goldman Sachs International Growth Opportunities Fund, Goldman Sachs Emerging Markets Equity Fund, and Goldman Sachs Asia Growth Fund (together, the “International Equity Funds”) and also the Goldman Sachs Municipal Income Fund, Goldman Sachs High Yield Fund and Goldman Sachs Global Income Fund (together with the International Equity Funds, the “Funds”) will charge a 2% redemption fee on the redemption of shares (including by exchange) held for 30 calendar days or less. For this purpose, the Funds use a first-in first-out (“FIFO”) method so that shares held longest will be treated as being redeemed first and shares held shortest will be treated as being redeemed last. The redemption fee will be paid to the Fund from which the redemption is made, and is intended to offset the trading costs, market impact and other costs associated with short-term money movements in and out of a Fund. The redemption fee may be collected by deduction from the redemption proceeds or, if assessed after the redemption transaction, through a separate billing.

The redemption fee does not apply to transactions involving the following:

•	Redemptions of shares acquired by reinvestment of dividends or capital gains distributions.

•	Redemptions of shares that are acquired or redeemed in connection with the participation in a systematic withdrawal program or automatic investment plan.

•	Redemptions of shares in connection with a regularly scheduled automatic rebalancing of assets by certain mutual fund asset allocation programs.

•	Redemptions of shares maintained in omnibus accounts by the Funds’ transfer agent on behalf of trust companies and bank trust departments investing assets held in a fiduciary, agency, advisory, custodial or similar capacity and over which the trust companies and bank trust departments or other plan fiduciaries or participants (in the case of certain retirement plans) have full or shared investment discretion.

•	Total or partial redemptions of shares held through retirement plans and accounts maintained pursuant to Sections 401 (tax- qualified pension, profit sharing, 401(k), money purchase and stock bonus plans), 403 (qualified annuity plans and tax-sheltered annuities) and 457 (deferred compensation plans for employees of tax-exempt entities or governments) of the Internal Revenue Code of 1986, as amended, that are maintained by the Funds’ transfer agent on an omnibus basis.

The Trust reserves the right to modify or eliminate the redemption fee or waivers at any time and will give 60 days’ prior written notice of any material changes, unless otherwise provided by law. The redemption fee policy may be modified or amended in the future to reflect, among other factors, regulatory requirements mandated by the U.S. Securities and Exchange Commission.

In addition to the circumstances noted above, the Trust reserves the right to grant additional exceptions based on such factors as operational limitations, contractual limitations and further guidance from the SEC or other regulators.

Because of the implementation of the redemption fee on Class B and C shares of the Funds described above, effective on or about November 15, 2004, Class B and C shares of the Funds will no longer be subject to either the exchange hold limitation stated in “Holding of Exchanged Shares” in the Prospectus Supplement dated March 24, 2004 or the similar 15-calendar day exchange hold limitation stated in the fifth and sixth sentences in “Restrictions on Excessive Trading Practices” in the Prospectus dated December 23, 2003 for Class B and C shares of the International Equity Funds.

REDFEESTCK 9-04